                                                                   EXHIBIT 10.19





                          THERAPEUTIC ANTIBODIES INC.




                          F.H. FAULDING & CO. LIMITED





                   CLINICAL TRIALS AND REGISTRATION AGREEMENT





                                OCTOBER 4, 1996

                               TABLE OF CONTENTS

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                                                                                                                     Page
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
1.       Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

3.       Clinical Trials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

4.       Registration and Marketing Approvals In the New Territories  . . . . . . . . . . . . . . . . . . . . . . . .   4

5.       Exclusive Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

6.       Compliance and Subcontractors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

7.       Initial Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

8.       Confidentiality, Trademarks, and Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

9.       Duration and Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

10.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

11.      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

12.      Disclaimer of Warranties Limited Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

13.      Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

14.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


                   CLINICAL TRIALS AND REGISTRATION AGREEMENT


         This Clinical Trials and Registration Agreement ("Agreement") is entered into and effective as of ______________ 1996, by and between F.H. Faulding & Co. Limited (ACN 007 870 984), a company incorporated and carrying on business in South Australia ("FHF"), and Therapeutic Antibodies Inc., a Delaware corporation, located in Nashville, Tennessee, USA ("TAb").

         1.        Recitals.

                   1.1 TAb has developed and is the sole owner of all worldwide right, title, and interest in and to an anti-tumor necrosis factor product which may be used for, among other applications, treatment of cerebral malaria, more particularly described in Schedule 1.1 (the "Product").

                   1.2 TAb is attempting to obtain registration and marketing approval for the Product for various uses in the territories referred to in Schedule 1.2 (the "Registration Territories").

                   1.3 TAb has requested that (a) FHF or its nominee provide financial support for clinical trials to be conducted by TAb in connection with registrations and marketing approvals in the territories referred to in Schedule 1.3 (the "New Territories"), and that (b) FHF or its nominee obtain registrations and marketing approvals for the Product for treatment of cerebral malaria from the relevant health authorities in the New Territories.

         2.        Definitions.

                   2.1 "Clinical Trials" shall mean any and all investigations, evaluations, or experiments relating to the potential use of the Product, that are conducted on human beings.

                   2.2 "Confidential Information of TAb" means all information obtained or developed by FHF or any third party which relates to TAb's business or the Product, regardless of the form in which such information is transmitted, including, without limitation, all such information previously obtained by FHF pursuant to a Confidentiality Agreement dated July l, 1992, between TAb and FHF (the "Confidentiality Agreement"), all information provided to FHF pursuant to a Registration and Distribution Agreement dated August 31, 1995, between TAb and FHF, all information furnished to FHF or any Subcontractor pursuant to Section 4 below, all Results, and all Trade Secrets. The following shall not be considered Confidential Information of TAb for purposes hereof:

                   (a) Information that is already in the possession of FHF or the Subcontractor at the time it is received from TAb or developed on TAb's behalf, and the receiving party promptly notifies TAb of its belief that the information is excepted under the terms of this subsection;

                   (b) Information received by FHF or a Subcontractor from a Person which has the right to disclose the same, and the receiving party promptly notifies TAb of its belief that the information is excepted under the terms of this subsection; or

                   (c) Information that is or becomes published, or is or becomes otherwise publicly available without the fault of FHF or a Subcontractor.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of TAb, FHF shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of TAb.

                   2.3 "Confidential Information of FHF" means all information obtained by TAb which relates to FHF's business; provided, however, that this definition does not include or apply to either the Confidential Information of TAb or:

                   (a) Information that is already in the possession of TAb at the time it is received from FHF, and the receiving party promptly notifies FHF of its belief that the information is excepted under the terms of this subsection;

                   (b) Information received by TAb from a Person which has the right to disclose the same, and the receiving party promptly notifies FHF of its belief that the information is excepted under the terms of this subsection; or

                   (c) Information that is or becomes published, or is or becomes otherwise publicly available without the fault of TAb.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of FHF, TAb shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of FHF.

                   2.4 "Confidential Information" means collectively Confidential Information of TAb and Confidential Information of FHF.

                   2.5 "Documentation" means any and all labels, instructions, manuals, specifications, warnings and similar documentation regarding the Product prepared by or for TAb.

                   2.6 "Person" means an individual, corporation, company, partnership, trust, association, entity, governmental authority or other entity.

                   2.7       "Product" means the Product listed on Schedule 1.1.

                   2.8 "Proprietary Rights" means the rights and properties described in Section 8.6.

                   2.9 "Regulatory Filing" shall mean any filing outside of the United States that is equivalent to Notice of Claimed Investigational Exemption for a New Drug ("IND"), Product License Application ("PLA"), Establishment License Application ("ELA"), or New Drug Application ("NDA") in the United States pursuant to the regulations and procedures required by any regulatory authority for any country for the testing, manufacture, distribution, sale, or specific use of a Product.

                   2.10 "Results" means all technology, ideas (whether or not copyrightable), know-how, data, improvements, modifications, innovations, inventions, methodology, processes, techniques, and results, tangible and intangible, developed or discovered by TAb, FHF or any Subcontractor in connection with the clinical trials, registrations, and approvals contemplated by Sections 3 and 4, or otherwise in connection with the Product or this Agreement.

                   2.11 "Subcontractor" means a Person approved by TAb pursuant to Section 6 below, to whom FHF has delegated responsibilities regarding registration and approval.

                   2.12 "Trademarks" means all trademarks, trade names, and other designations of origin used on or in connection with the Product, including, without limitation, CytoTAb(TM).

                   2.13 "Trade Secrets" means all techniques, technology, processes, and know-how related to production and purification of polyclonal antibodies developed by or on behalf of TAb, including (a) the design and syntheses of immunogens which can produce high affinity antibodies in large quantities, (b) the selection, immunization, and handling of animals to produce therapeutic polyclonal antibodies (including breed comparison studies), (c) the aseptic collection and handling of antisera, and (d) closed systems for fully processing and purifying antibodies; types and configuration of processing equipment; lists of suppliers; development plans; methods of operation and management; cost control methods; methods of setting prices; reporting methods; quality assurance programs; information systems; training manuals; databases; production solutions; financial information; customer and prospective customer lists; and all other trade secrets of TAb.

                   2.14 "TAb" includes any related corporation of TAb where that corporation controls, is controlled by, or is under common ownership with TAb.

         3.        Clinical Trials.

                   3.1 TAb shall submit a budget and clinical protocol to FHF for written approval by FHF before TAb begins to conduct clinical trials or to incur any clinical trial expenses in any country in the New Territories. Variations in the budget or clinical protocol must be approved by FHF in writing before they are undertaken or incurred for FHF to be liable to reimburse TAb for them, but such consent shall not be unreasonably withheld.

                   3.2 TAb shall be solely responsible for the conduct of the clinical trials in any country in the New Territories; provided, however, TAb agrees to comply with the protocol (the "Protocol") attached hereto as
Schedule 3.2, consult in good faith with FHF and to provide reports to FHF upon FHF's reasonable request regarding the conduct of each clinical trial. TAb shall not subcontract the performance of any clinical trials without FHF's prior written consent (not to be unreasonably withheld). TAb shall conduct all clinical trials accounted for in the budget approved by FHF as necessary to enable registration to be obtained in the New Territories. In such clinical trials, TAb shall use its best efforts to develop all clinical information and data which it is reasonably able to obtain as may be necessary in connection with any registration and marketing approvals in the New Territories. TAb shall provide for the clinical trials all necessary quantities of Product, which shall be manufactured in accordance with current Good Manufacturing Practices as set forth in the United States Food and Drug Administration regulations and any applicable laws in appropriate facilities. Products used in clinical trials shall be supplied by TAb at no cost to FHF. TAb shall maintain books of account and other records relating to the clinical trials during the term of this Agreement that TAb reasonably believes will be sufficient for FHF to ascertain upon inspection thereof an accurate and detailed knowledge of the allocation of its funds and the status of the trials. Upon reasonable notice and during TAb's normal business hours, FHF may inspect all of TAb's books of account and other records relating to the subject matter of this Agreement for the purpose of ascertaining or confirming their accuracy. TAb shall request that any third parties performing any clinical trials permit FHF to inspect the locations of the clinical trials upon reasonable notice.

                   3.3 FHF agrees to reimburse TAb for the costs of clinical trials for the Product in any country in the New Territories. TAb shall prepare and send to FHF an invoice of actual costs incurred by TAb each month. FHF shall make full payment of the stated amount within thirty (30) days of receipt of TAb's invoice. FHF shall not be liable for any expenses in excess of the budgeted amount in any clinical trial budget approved by FHF or any expenditures not included in such an approved budget.

                   3.4 TAb shall promptly disclose to FHF any information that it has regarding an adverse drug experience and shall also make any reports regarding such adverse experiences as are required by law. FHF shall not be liable for any claims, actions, or demands arising out of any adverse drug experiences or injuries occurring to any person as a result of his or her involvement in clinical trials for the Product in any country in the New Territories.

         4.        Registration and Marketing Approvals In the New Territories.


                   4.1 FHF shall exercise all commercially reasonable efforts, on a continuous basis, to obtain all necessary registration and marketing approvals for the Product and with the least possible delay from all relevant governmental authorities in each country within the New Territories, at FHF's sole cost and expense. FHF shall prepare and submit all necessary Regulatory Filings for the Product in the New Territories. TAb shall promptly supply FHF with all information and data in its possession or which it is reasonably able to obtain as may be necessary or useful in connection with any registrations and approvals, including relevant information prepared for treatment of cerebral malaria in other countries. TAb shall permit the release by FHF to government officials with TAb's prior written consent of such of its Confidential Information as is necessary to obtain registration of the Product. FHF shall provide TAb with written certification that the Product has obtained all registrations and approvals necessary in order for distribution and sale of the Product in a given country to commence, promptly upon receipt of the requisite registrations and/or approvals. FHF agrees that neither it nor any Subcontractor shall modify or alter the Product in any respect, whether in relation to design, content, manufacture, use or otherwise, without the prior written consent of TAb. If FHF reasonably forms a view that registration cannot be obtained in a particular country within the Territory, FHF may cease its efforts to seek registration as set forth in this Section 4 provided that FHF consults with TAb prior to ceasing such registration efforts in the particular country at issue. In the event of such a cessation, the rights and obligations set forth in Section 9.2 hereof shall apply to the parties' activities in that particular country.

                   4.2 All registrations and approvals obtained by FHF hereunder shall be the sole and exclusive property of TAb. All registrations and approvals shall be held in the name of TAb or, if required by applicable law or regulatory authorities, in the name of FHF or a third party on TAb's behalf. All Results shall be the sole and exclusive property of TAb, and FHF hereby assigns to TAb any and all right, title, and interest it may now or in the future have in the Results.

                   4.3 As FHF receives any information relating to the status of applications for registration and marketing approval and requests for the Product, it shall promptly provide such information to TAb.

                   4.4       FHF may delegate its responsibilities under this
Section 4 to any Subcontractor, with TAb's prior written approval pursuant to
Section 6.

                   4.5 Set forth as Schedule 4.5 hereto is the time and events schedule for the registration and approval activities contemplated by this Section 4. The schedule will be reviewed and revised, if necessary, as the parties shall mutually agree. The time and events schedule is intended to be a guideline only and is not a binding legal obligation.

         5.        Exclusive Distribution.

                   5.1 As soon as FHF certifies to TAb that the Product has obtained all necessary registration and approval rights for distribution and sale in a particular country in the New Territories, FHF shall have an exclusive option, which FHF may exercise or refuse to exercise at its sole discretion during the period set forth in Section 5.2 hereof, to enter into an exclusive ten-year agreement (the "Distribution and Profit Sharing Agreement") based upon the key commercial terms set forth in Schedule 5.1 and pursuant to which FHF or its nominee would distribute a form of the Product intended solely for treatment of cerebral malaria in such country, and TAb and FHF would share in the profits arising from the exploitation of the Product. The reimbursements by FHF of approved clinical trial expenses as set forth in Section 3 are not refundable to FHF for any reason; however, if the parties enter into a Distribution and Profit Sharing Agreement, the reimbursements by FHF to TAb of clinical trial expenses, and the US[$ * ] fee referred to in Section 7, are jointly creditable against a maximum, when combined, of [ * ]% of earned royalties per year under the Distribution and Profit Sharing Agreement during the first [ * ] years following the date on which total sales of the Product in the New Territories exceed US$[ * ]. The parties acknowledge that the Product has other applications, and the Distribution and Profit Sharing Agreement shall grant no rights to FHF and impose no restrictions on TAb with regard to such additional applications.

                   5.2 In the event that the parties have not executed a Distribution and Profit Sharing Agreement within ninety (90) days after the date on which FHF certifies receipt of all necessary registration and marketing approvals for the applicable country in the New Territories, TAb or one of its affiliates may market the Product in the respective country within the New Territories or TAb may enter into similar arrangements with one or more third parties, provided such arrangements are on no more favorable terms than those offered to FHF.

         6.        Compliance and Subcontractors.

                   6.1 FHF shall insure that its conduct in performing its obligations under this Agreement complies with all applicable laws and regulations of the countries within the New Territories, and of the United States to the extent that FHF, as a foreign corporation located outside the United States, seeking registration solely outside the United States, for a Product that is manufactured by a U.S. registered corporation, would be subject to U.S. jurisdiction and statutes, including, without limitation, laws and regulations governing bribery of foreign officials, labels for pharmaceutical products, applicable export controls, and antitrust and unfair competition. If any approval shall be required at any time during the term of this Agreement with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of U.S. dollars, FHF shall immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith shall be borne by FHF.

                   6.2 TAb shall insure that its conduct in performing its obligations under this Agreement complies with all applicable laws and regulations of the countries within the New Territories and of the United States.


-------------
  *  Confidential treatment requested. Omitted material filed separately.

                   6.3 FHF agrees that during the term of this Agreement, it may make such arrangements with third parties which it, in its reasonable judgment, believes necessary to maximize its ability to obtain registration and approval of all Product in all countries within the New Territories, and TAb agrees that it will provide FHF with such assistance as FHF may reasonably require. Any such arrangements made with third parties shall be made only with third parties which, after due inquiry, FHF knows to be reputable and competent. Any such third parties selected by FHF for registration and approval work shall be referred to as "Subcontractors." FHF shall be responsible for ensuring that each Subcontractor complies with all applicable provisions of this Agreement and all applicable laws and regulations of the U.S., and of foreign governments (and political subdivisions thereof). In addition, FHF agrees that it will not enter into any agreements, understandings, or other arrangements, with any Subcontractor, without the prior written approval of TAb, which approval shall not be unreasonably withheld if:

         (a) TAb shall have received from FHF reasonable and satisfactory information concerning the business activities and qualifications of the Subcontractor, the reputation of the Subcontractor, and the number of years FHF has done business with the Subcontractor; and

         (b) FHF shall have furnished TAb with (i) an undertaking of the Subcontractor, in form reasonably satisfactory to TAb, to respect the rights of TAb in and to the Product and the Proprietary Rights (defined herein), and to treat confidentially the Confidential Information of TAb; and (ii) an acknowledgement by the Subcontractor that TAb shall have the rights of an express third party beneficiary of any agreement, understanding, or other arrangement between FHF and such Subcontractor.

         7.        Initial Payment.

         In consideration for the rights granted to FHF hereunder, FHF shall pay TAb a US$[ * ] licensing fee on signing the Agreement. The foregoing payment is fully earned on the date hereof and is not refundable; however, if the parties subsequently enter into a Distribution and Profit Sharing Agreement, this payment and the creditable reimbursements by FHF to TAb of the clinical trials expenses referred to in Section 5.1 are jointly creditable against a maximum, when combined, of [ * ]% of earned royalties per year under the Distribution and Profit Sharing Agreement during the first [ * ] years following the date on which total sales of the Product in the New Territories exceed US$[ * ].

         8.        Confidentiality, Trademarks, and Proprietary Rights.

                   8.1 Neither party shall use or permit the use of the other party's Confidential Information by any Person other than for the limited purposes expressly permitted by this Agreement.

                   8.2 Neither party shall disclose or disseminate the other party's Confidential Information to any Person or entity other than to employees, officers, and directors of that party or an affiliate (as defined in the regulations promulgated under the Securities Exchange Act of 1934) of that party and to Subcontractors who require access thereto in order to perform that party's obligations hereunder ("Recipients"). Recipients shall be granted access to the Confidential Information strictly on a "need to know" basis. Each party shall take all reasonable steps to ensure that Recipients comply with the terms of this Agreement, including all restrictions on use, disclosure, and dissemination of Confidential Information. Such steps shall include, without limitation, measures to insure that each Recipient has read, understands, and agrees to the provisions hereof. Each party shall notify the other immediately upon becoming aware of any breach hereof and shall take reasonable steps to prevent any further disclosure or unauthorized use.


------------
  * Confidential treatment requested. Omitted material filed separately.

                   8.3 Upon termination or expiration of this Agreement, each party shall deliver to the other party (a) all of the other party's Confidential Information, all copies thereof, and all documents or data storage media containing such Confidential Information, (b) the names and addresses of all Recipients, and (c) a written certification that the party has complied with its obligations under this Section 8.

                   8.4 During the term of this Agreement and for a period of ten (10) years after the termination date of this Agreement, each Recipient shall keep confidential and not use, except as provided herein, all Confidential Information.

                   8.5 FHF agrees that it shall not adopt or use for any purpose the Trademarks or any variation of the Trademarks until and unless the parties execute a Distribution and Profit Sharing Agreement and then only on the terms set forth in such Agreement.

                   8.6 FHF acknowledges that all Trademarks and all rights and goodwill pertaining thereto are the exclusive property of TAb. FHF further acknowledges that TAb is the sole and exclusive owner of all present and future right, title, and interest in and to (a) all worldwide patent rights, registrations and registration rights, copyrights, and related rights, in or related to the Product and any present and future renewals thereof, (b) all rights (including copyrights) in the appearance, packaging, design, trade dress, and other identifying features of the Product and the promotional and packaging materials, (c) the Trade Secrets and the Results, (d) any adaptations, additions, derivatives, translations, and/or improvements to any of the foregoing, and (e) all other intangible rights in the Product. The Trademarks and other rights and properties described in this Section 8.6 are referred to collectively as the "Proprietary Rights."

                   8.7 FHF agrees it will not challenge, oppose or cancel, or permit any act or thing that would endanger any right of TAb in the Product or the Proprietary Rights, nor will FHF claim any proprietary interest in the Product or the Proprietary Rights.

                   8.8 FHF acknowledges that no Trademarks are presently registered in the New Territories.

                   8.9 TAb shall exercise its best efforts to both pursue and, if obtained, maintain necessary and appropriate intellectual property protection for the Product to be distributed in the New Territories without infringement of any third party's intellectual property rights.

         9.        Duration and Termination of Agreement


                   9.1 The effective date of this Agreement is as set forth above and, unless earlier terminated in accordance with the provisions hereof, this Agreement shall terminate five (5) years from the effective date of this Agreement.

                   9.2 FHF may terminate this Agreement, with TAb's prior consent which may not be unreasonably withheld, with respect to a country within the New Territories by sixty (60) days' prior written notice to TAb in the event that (i) FHF reasonably forms an opinion that all relevant governmental authorities in such country within the New Territories will refuse to issue all necessary registration and marketing approvals for the Product, or
(ii) FHF determines that to continue the clinical trials and registration process for the Product in the New Territories is no longer commercially viable. Upon any such termination, FHF shall only be responsible for the costs of ongoing clinical trials incurred by TAb during the sixty (60) day period following the date of notice of termination as well as reasonable termination costs incurred by TAb (including reasonable severance payments and reasonable buy-outs of pre-existing contracts reasonably entered into); provided, however, TAb shall use its best efforts to mitigate and control such termination costs, and FHF must approve in writing any expenditures for obligations that are entered into after TAb receives notice of termination. If the termination notice applies to all countries within the New Territories, then FHF will immediately return to TAb all Confidential Information upon providing notice of termination, and TAb or one of its affiliates may seek registration and marketing approvals for the Product or may enter into agreements with one or more third parties to seek such approvals, immediately upon receipt of notice of termination. As of the termination date, FHF will have no rights, and TAb will have no obligations with respect to the Distribution and Profit Sharing Agreement.

                   9.3 If either party breaches any of its obligations under this Agreement, the other party may give notice of such breach in accordance with the provisions of Section 14.2 hereof. If the breaching party does not cure the breach to the satisfaction of the notifying party within thirty (30) days from the date of receipt of the notice, then the notifying party may terminate this Agreement.

                   9.4 Either party hereto shall have the right to terminate this Agreement immediately and without prior notice in the event that the other party files a petition for voluntary bankruptcy, has a petition for involuntary bankruptcy filed against it (which petition is not withdrawn within sixty (60) days of such filing), is adjudicated to be or becomes bankrupt, places any of its property in liquidation for the purpose of meeting claims of its creditors, is otherwise unable to pay its debts as such debts become due (including, but not limited to, payments due hereunder), or ceases to function as a going concern.

                   9.5 If the parties fail to enter into a Distribution and Profit Sharing Agreement, TAb shall be free to enter into similar arrangements with one or more third parties.

                   9.6 The obligations of FHF under Sections 6, 8, 9.2, 10, and 13 hereof shall survive the expiration or termination of this Agreement. The obligations of TAb under Sections 6 and 13 hereof shall survive the expiration or termination of this Agreement.

                   9.7 Upon termination or expiration of this Agreement for any reason, TAb shall have no liability for actual or alleged loss of goodwill, prospective profits or anticipated orders, or on account of any expenditures, investments, leases, or commitments made by FHF. Upon termination or expiration of this Agreement for any reason, FHF shall have no liability for actual or alleged loss of goodwill, prospective profits or anticipated orders, or on account of any expenditures, investments, leases, or commitments made by TAb.

                   9.8 Upon FHF's issuing notice of termination or upon termination by TAb or expiration of this Agreement for any reason, FHF shall immediately return all Documentation and Confidential Information to TAb.

                   9.9 Except in the event of intellectual property infringement, neither party shall be liable to the other for any incidental, consequential, or special damages of any nature whatsoever, including, without limitation, lost profits. As of the date of termination of this Agreement for any reason, neither party will have any rights or obligations with respect to the Distribution and Profit Sharing Agreement.

         10.       Indemnification.

                   10.1 FHF shall indemnify and hold harmless TAb and its subsidiaries, affiliates, officers, and directors, notwithstanding termination of this Agreement, against any liability, damage, loss, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                   (a) default under any provision of the Agreement by FHF or any Subcontractor; or

                   (b) any negligence, gross negligence, or intentional misconduct of FHF,

                   provided that upon receipt of notice by TAb of any such claims, TAb shall immediately notify FHF. TAb shall permit FHF to handle such claims at FHF's sole cost, and TAb shall give FHF all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is FHF authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of TAb.

                   10.2 TAb shall indemnify and hold harmless FHF, its subsidiaries and affiliates, officers, and directors, notwithstanding termination of this Agreement, against any liability, damage, loss, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                   (a) any supply or use of Product in the New Territories by FHF consequent upon any act or omission in the manufacture, storage, or shipment of Product by TAb;

                   (b) default under any provision of the Agreement by TAb;

                   (c) any suit against FHF arguing that the Product as provided to FHF by TAb infringes the intellectual property rights of any third party as enforceable in the New Territories; and

                   (d) any negligence, gross negligence, or intentional misconduct of TAb;

provided that upon receipt of notice by FHF of any such claims, FHF shall immediately notify TAb. FHF shall permit TAb to handle such claims at TAb's sole cost and discretion and shall give TAb all assistance (except financial assistance) it can in the conduct of any such claims. In no event is TAb authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of FHF.

         11.       Representations and Warranties.

                   11.1 FHF represents and warrants that (a) it is a company duly organized and validly existing under the laws of Australia; (b) the execution and delivery by FHF of this Agreement, the performance by FHF of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance, other than the registrations and approvals referred to in Section 4 of this Agreement; (c) the Agreement constitutes a valid and binding obligation of FHF, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by FHF, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the memorandum and articles of association of FHF or its company charter, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to FHF other than the registrations and approvals referred to in Section 4 of this Agreement, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which FHF is a party.

                   11.2 TAb represents and warrants that (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware; (b) the execution and delivery by TAb of this Agreement, the performance by TAb of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance;
(c) the Agreement constitutes a valid and binding obligation by TAb, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by TAb, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of TAb, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to TAb, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which TAb is a party; and (e) as of the date of this Agreement, TAb has no knowledge of any third party proprietary rights that would prevent the sale of the Product in the New Territories.

         12.       Disclaimer of Warranties Limited Liability.

         Under no circumstances shall either party be liable to the other party on account of any claim (whether based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, principles of indemnity, the failure of any limited remedy to achieve its essential purpose, or otherwise) for any special, consequential, incidental or exemplary damages, including but not limited to lost profits, or for any damages or sums paid by a party to third parties, even if the other party has been advised of the possibility of such damages.

         13.       Enforcement.

         Each party agrees that (a) the restrictions contained in Section 8 of this Agreement represent reasonable and necessary protection of the legitimate interests of the other party, and that the first party's failure to observe and comply with the covenants and agreements in that section will cause irreparable harm to the other party and its affiliates; (b) it is and will continue to be difficult to ascertain the nature, scope, and extent of the harm; and (c) a remedy at law for such failure will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which either party may have in the event of any breach or threatened breach of such Section, each party shall be entitled, and is expressly and irrevocably authorized by the party in breach, to demand and obtain specific performance, including, without limitation, temporary and permanent injunctive relief and all other appropriate equitable relief against the party in breach in order to enforce against the party in breach the covenants and agreements contained in such Section. Such right to obtain injunctive relief may be exercised concurrently with, prior to, after, or in lieu of, any other rights resulting from any such breach or threatened breach. The party in breach shall account for and pay over to the other party all compensation, profits, and other benefits, after taxes enuring to the benefit of the party in breach, which are derived from or received by the party in breach or any person or business entity controlled by it resulting from any action or transaction constituting breach of such Section.

         14.       General.

                   14.1 No waiver or modification of the Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is asserted. Waiver by either party in any instance of any breach of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same or of any other term or condition hereof. None of the terms or conditions of this Agreement shall be deemed to have been waived by course of dealing or trade usage.

                   14.2 All notices and demands hereunder shall be in writing and shall be served by personal delivery, by registered mail, by recognized international courier, or by facsimile transmission at the address of the receiving party set forth below (or at such different address as may be designated by such party by written notice to the other party).

TAb:                                            FHF:
Therapeutic Antibodies Inc.                     F.H. Faulding & Co. Limited
1500 21st Avenue South                          G.P.O. Box 1618
Nashville, Tennessee 37212 USA                  Adelaide, SA 5001 Australia
Attention: President                            Attention: Company Secretary
Fax: 1-615-320-1212                             Fax: 61-8-373-3120

All notices or demands shall be deemed received on the earlier of actual receipt or seven (7) days after posting if sent by mail, three days after delivery to international courier, or upon receipt of fax-back confirmation if sent by facsimile.

                   14.3 In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys fees and other expenses incurred by such prevailing party in the litigation.

                   14.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America. The parties agree that any claim asserted in any legal proceeding by one party against the other shall be commenced and maintained in any state or federal court in Nashville, Tennessee, having subject matter jurisdiction with respect to the dispute between the parties. Both parties hereby submit to the jurisdiction of such courts over each of them personally in connection with such litigation, and waive any objection to venue in such courts and any claim that such forum is an inconvenient forum.

                   14.5 In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

                   14.6 Neither party shall be responsible for any failure to perform due to unforeseen circumstances or to cause beyond such party's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages reasonably beyond the control of such party with regard to transportation facilities, fuel, energy, labor or materials, and where no reasonable alternative means of obtaining these are available.

                   14.7 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter.

                   14.8 The terms of this Agreement are intended solely for the benefit of the parties hereto. They are not intended to confer upon any Subcontractor the status of a third party beneficiary. Except as otherwise provided for by this Agreement, the terms hereto shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

                   14.9 The parties expressly acknowledge and agree that FHF shall act only as an independent contractor of TAb and that this Agreement shall not be deemed to create an agency, partnership, employment, or joint venture relationship between TAb and FHF. Nothing in this Agreement shall be construed as a grant of authority to either party to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of the other party. Except as expressly set forth herein, the parties agree that TAb shall neither exercise control over FHF's method of operations nor provide assistance to FHF. The operations, policies and procedures of FHF, including those related to FHF's performance of this Agreement, are subject to the sole management and control of FHF.

                   14.10 This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                   14.11 Nothing contained herein shall be construed as conferring by implication, estoppel, or otherwise any license or right under any patent, whether or not the exercise of any right herein granted necessarily employs an invention or any existing or later issued patent.

                   14.12 In the event that performance of any obligation pursuant to this Agreement would cause either party to contravene applicable laws or regulations, failure to take such action shall not constitute default hereunder.

                   14.13 The terms of this Agreement can be modified only by a writing which is signed by both parties.

                   14.14 No party to this Agreement may assign its obligations hereunder without the prior written consent of the other parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


F.H. FAULDING & CO. LIMITED



By:      /s/ [ILLEGIBLE]
   -----------------------------------

Title:   Chief Operations Executive
       -------------------------------

Date:    17th October, 1996
      --------------------------------




THERAPEUTIC ANTIBODIES INC.



By:      /s/ Martin S. Brown
     ---------------------------------

Title:   Chairman
      --------------------------------

Date:    October 22, 1996
      --------------------------------

                                  SCHEDULE 1.1

                                  THE PRODUCT


Purified ovine anti-tumor necrosis factor alpha, Fab, (lyophilized) which TAb has identified as CytoTAb(TM) and which is being tested for treatment of cerebral malaria in human beings

                                  SCHEDULE 1.2

                            REGISTRATION TERRITORIES


                            United States of America
                           Certain European Countries

                                  SCHEDULE 1.3

                                NEW TERRITORIES


                                    Thailand
          (other Southeast Asian countries where malaria is a problem)
                 [list of such countries to be supplied by FHF]

                                  SCHEDULE 3.2

                                    PROTOCOL

                                  SCHEDULE 4.5

                          REGISTRATIONS AND APPROVALS


         1. [Schedule will include (a) time for start of trials required for registration, (b) time for completion of trials, and (c) time for receiving registrations. The Schedule will be designed on a country-by-country basis.]

                                  SCHEDULE 5.1

                              KEY COMMERCIAL TERMS

Key Terms for Inclusion into Distribution Agreement in addition to those contained in the Clinical Trials Registration Agreement.


         1. Term of Agreement: Exclusive distribution rights for ten years in each country in which the product is distributed, with automatic rights of renewal for successive two-year periods.

         2.        TAb to supply fully finished pharmaceutical product.

         3.        Each party shall receive [  *  ]% of FHF's gross profit.
TAb's portion shall be derived from FHF's purchase price and payment of royalties.

         4. Territory: Thailand plus the ability to add countries approved by TAb as per the digitalis agreement.

         5.        Price: to be denominated in U.S. dollars.

         6.        Terms of delivery - FOB TAb's production facility.

         7. Out of pocket registration expenses to be set off against a maximum of [ * ]% of earned royalties per year.

         8. FHF to promote the Product in the Territory diligently and in a commercially appropriate manner aimed at maximizing the benefits for both FHF and TAb.

         9. FHF to provide annual forecasts of its requirements for the Product. TAb to be required to supply orders that fit within the forecasts. TAb to use best efforts to supply the Product for orders that exceed the forecasts by more than 30%.

         10. TAb to manufacture the Product in compliance with agreed manufacturing specifications which:

                   (a) comply with and reflect all applicable regulatory requirements and conditions of approval agreed or imposed by the relevant regulatory authorities;

                   (b) specify that the Product will have an adequate shelf life at the time of delivery to FHF so as to enable it to readily be sold in the ordinary course of business; and

                   (c) ensure that the external presentation and appearance of the Product, including its packaging, is such as to enable it to be sold by FHF in the ordinary course of business.

         11. TAb to provide assurances of both continuity of supply of Product and quality of Product, subject to events genuinely and entirely outside of its control.

------------
  * Confidential treatment requested. Omitted material filed separately.

         12. Mutual indemnification for defaults and for acts or omissions in each party's obligations under the Agreement.

         13. FHF to pay one-half the purchase price in advance for its first order in order to provide TAb with working capital.

         14. Limits on reducing FHF's ability to reduce purchase orders a certain percentage below sales forecasts.

         15.       FHF to meet annual minimum sales as agreed by the parties.

         16. The terms set forth in this Schedule 5.1 shall be developed more fully, and other terms must be negotiated for inclusion within such agreement.